Exhibit 99.1

PennyMac Mortgage Investment Trust Reports

Third Quarter 2024 Results

WESTLAKE VILLAGE, Calif. – October 22, 2024 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income attributable to common shareholders of $31.0 million, or $0.36 per common share on a diluted basis for the third quarter of 2024, on net investment income of $80.9 million. PMT previously announced a cash dividend for the third quarter of 2024 of $0.40 per common share of beneficial interest, which was declared on September 19, 2024, and will be paid on October 25, 2024, to common shareholders of record as of October 11, 2024.

Third Quarter 2024 Highlights

Financial results:

•	Net income attributable to common shareholders of $31.0 million; annualized return on average common equity of 9%[1]

•	Solid levels of income excluding market-driven fair value changes bolstered by fair value changes including associated tax benefits

•	Book value per common share decreased slightly to $15.85 at September 30, 2024, from $15.89 at June 30, 2024

Other investment highlights:

•	Investment activity driven by correspondent production volumes

•

Conventional correspondent loan production volumes for PMT’s account totaled $5.9 billion in unpaid principal balance (UPB), up 167 percent from the prior quarter as PMT retained a higher percentage of total conventional loans acquired

[1]	Return on average common equity is calculated based on net income attributable to common shareholders as a percentage of monthly average common equity during the quarter

•	Resulted in the creation of $88 million in new mortgage servicing rights (MSRs), up from $41 million in the prior quarter

•	Redeemed $305 million of MSR term notes priced at SOFR plus 419 basis points scheduled to mature in 2027 with proceeds from a recent MSR term note issuance priced at SOFR plus 275 basis points

•	Issued $159 million of new, 4-year CRT term notes in August which refinanced $152 million of notes due to mature in 2025

“PMT’s third quarter financial results reflect solid levels of income excluding market driven value changes bolstered by fair value changes including associated tax benefits” said Chairman and CEO David Spector. “We increased the amount of conventional mortgage production retained this quarter, which drove strong results in the segment as well as the creation of nearly $90 million in new mortgage servicing rights investments. We also continue to focus on our balance sheet, replacing previously-issued MSR term notes with new term notes at a lower spread; to that end we also issued new, 4-year CRT term notes to refinance similar notes that were originally scheduled to mature in 2025.”

Mr. Spector continued, “PMT’s synergistic relationship with its manager and services provider, PFSI, has proven to be a competitive advantage, allowing for significant flexibility across different rate environments. Pennymac has become a top producer of mortgage loans with recent growth in originations of loan products that have strong demand from investors outside of the Agencies. Combined with our capital markets expertise and long-standing relationships with banks, asset managers and institutional investors, I believe PMT is well-positioned to participate meaningfully in private label securitizations and the creation of organic investments from its own production as the landscape evolves.”

The following table presents the contributions of PMT’s segments, consisting of Credit Sensitive Strategies, Interest Rate Sensitive Strategies, Correspondent Production, and Corporate:

Quarter ended Sep 30, 2024	Credit sensitive strategies	Interest rate sensitive strategies	Correspondent production	Corporate	Total
		(in thousands)
Net investment income:
Net gains (losses) on investments and financings
Mortgage-backed securities	$559	$122,874	$—	$—	$123,433
Loans at fair value
Held by VIEs	5,730	(3,292)	—	—	2,438
Distressed	(10)	—	—	—	(10)
CRT investments	20,834	—	—	—	20,834

	27,113	119,582	—	—	146,695
Net gains on loans acquired for sale	—	—	20,059	—	20,059
Net loan servicing fees	—	(85,080)	—	—	(85,080)
Net interest expense:
Interest income	21,389	128,458	23,853	3,034	176,734
Interest expense	21,921	136,873	24,273	1,104	184,171

	(532)	(8,415)	(420)	1,930	(7,437)
Other	(65)	—	6,692	—	6,627

	26,516	26,087	26,331	1,930	80,864

Expenses:
Loan fulfillment and servicing fees payable to PennyMac Financial Services, Inc.	20	22,220	11,492	—	33,732
Management fees payable to PennyMac Financial Services, Inc.	—	—	—	7,153	7,153
Other	47	3,376	1,590	8,432	13,445

	$67	$25,596	$13,082	$15,585	$54,330

Pretax income (loss)	$26,449	$491	$13,249	$(13,655)	$26,534

Credit Sensitive Strategies Segment

The Credit Sensitive Strategies segment primarily includes results from PMT’s organically-created GSE CRT investments, opportunistic investments in other GSE CRT, investments in non-agency subordinate bonds from private-label securitizations of PMT’s production and legacy investments. Pretax income for the segment was $26.4 million on net investment income of $26.5 million, compared to pretax income of $15.7 million on net investment income of $15.8 million in the prior quarter.

Net gains on investments in the segment were $27.1 million, compared to $17.4 million in the prior quarter. These net gains include $20.8 million of gains on PMT’s organically-created GSE CRT investments, $5.7 million of gains on investments from non-agency subordinate bonds from PMT’s production and $0.6 million in gains on other acquired subordinate CRT mortgage-backed securities (MBS).

Net gains on PMT’s organically-created CRT investments for the quarter were $20.8 million, compared to $16.6 million in the prior quarter. These net gains include $6.6 million in valuation-related gains, up from $1.7 million in the prior quarter. Net gains on PMT’s organically-created CRT investments also included $15.0 million in realized gains and carry, compared to $15.1 million in the prior quarter. Realized losses during the quarter were $0.8 million.

Net interest expense for the segment was $0.5 million, compared to 1.3 million in the prior quarter. Interest income totaled $21.4 million, down slightly from the prior quarter, and interest expense totaled $21.9 million, down from $24.3 million in the prior quarter.

Interest Rate Sensitive Strategies Segment

The Interest Rate Sensitive Strategies segment includes results from investments in MSRs, Agency MBS, non-Agency senior MBS and interest rate hedges. Pretax income for the segment was $0.5 million on net investment income of $26.1 million, compared to a pretax income of $16.9 million on net investment income of $39.1 million in the prior quarter. The segment includes investments that typically have offsetting fair value exposures to changes in interest rates. For example, in a period with decreasing interest rates, MSRs are expected to decrease in fair value, whereas Agency pass-through and non-Agency senior MBS are expected to increase in fair value.

The results in the Interest Rate Sensitive Strategies segment consist of net gains and losses on investments, net interest income and net loan servicing fees, as well as associated expenses.

Net gains on investments for the segment were $119.6 million, which primarily consisted of gains on MBS due to lower interest rates.

Losses from net loan servicing fees were $85.1 million, compared to $96.5 million of net loan servicing fees in the prior quarter. Net loan servicing fees included contractually specified servicing fees of $162.6 million and $4.0 million in other fees, reduced by $100.6 million in realization of MSR cash flows, which was up slightly from the prior quarter. Net loan servicing fees also included $84.3 million in fair value declines on MSRs due to lower interest rates, $67.2 million in hedging declines and $0.4 million of MSR recapture income. PMT’s hedging activities are intended to manage its net exposure across all interest rate sensitive strategies, which include MSRs, MBS and related tax impacts.

The following schedule details net loan servicing fees:

	Quarter ended
	September 30, 2024	June 30, 2024	September 30, 2023

		(in thousands)
From non-affiliates:
Contractually specified	$162,605	$162,127	$166,809
Other fees	4,012	2,815	3,752
Effect of MSRs:
Change in fair value
Realization of cashflows	(100,612)	(96,595)	(102,213)
Market changes	(84,306)	46,039	263,139

	(184,918)	(50,556)	160,926
Hedging results	(67,220)	(18,365)	(50,689)

	(252,138)	(68,921)	110,237

Net servicing fees from non-affiliate	(85,521)	96,021	280,798
From PFSI—MSR recapture income	441	473	500

Net loan servicing fees	$(85,080)	$96,494	$281,298

Net interest expense for the segment was $8.4 million versus $20.3 million in the prior quarter. Interest income totaled $128.5 million, up from $111.3 million in the prior quarter due to higher interest income on MBS and earnings on custodial balances due to higher average balances. Interest expense totaled $136.9 million, up from $131.6 million the prior quarter.

Segment expenses were $25.6 million, up from $22.2 million in the prior quarter.

Correspondent Production Segment

PMT acquires newly originated loans from correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and additions to its investments in MSRs related to a portion of its production. PMT’s Correspondent Production segment generated pretax income of $13.2 million in the third quarter, up from $9.6 million in the prior quarter.

Through its correspondent production activities, PMT acquired a total of $25.8 billion in UPB of loans, up 15 percent from the prior quarter and 20 percent from the third quarter of 2023. Of total correspondent acquisitions, government-insured or guaranteed acquisitions totaled $11.8 billion, up 14 percent from the prior quarter, while conventional and jumbo acquisitions totaled $14.0 billion, up 15 percent from the prior quarter. $5.9 billion of conventional conforming volume was for PMT’s account, up 167 percent from the prior quarter due to PMT retaining a larger percentage of the total conventional correspondent production. The percentage of total conventional correspondent loan production retained by PMT is expected to be 15 to 25 percent in the fourth quarter in order to optimize PMT’s capital allocation. Interest rate lock commitments on conventional and jumbo loans for PMT’s account totaled $7.6 billion, up 183 percent from the prior quarter.

Segment revenues were $26.3 million and included net gains on loans acquired for sale of $20.1 million, other income of $6.7 million, which primarily consists of volume-based origination fees, and net interest expense of $0.4 million. Net gains on loans acquired for sale increased $7.9 million from the prior quarter, primarily due to higher volumes. Interest income was $23.9 million, up from $14.9 million in the prior quarter, and interest expense was $24.3 million, up from $15.0 million in the prior quarter, both due to higher volumes.

Segment expenses were $13.1 million, up from $5.0 million the prior quarter primarily due to increased fulfillment fees as a result of higher volumes for PMT’s account. The weighted average fulfillment fee rate in the third quarter was 19 basis points, down from 20 basis points in the prior quarter.

Corporate Segment

The Corporate segment includes interest income from cash and short-term investments, management fees, and corporate expenses.

Segment revenues were $1.9 million, up slightly from the prior quarter. Management fees were $7.2 million, and other segment expenses were $8.4 million.

Taxes

PMT recorded a tax benefit of $14.9 million, driven primarily by fair value declines on MSRs and interest rate hedges held in PMT’s taxable subsidiary.

***

Management’s slide presentation and accompanying materials will be available in the Investor Relations section of the Company’s website at pmt.pennymac.com after the market closes on Tuesday, October 22, 2024. Management will also host a conference call and live audio webcast at 6:00 p.m. Eastern Time to review the Company’s financial results. The webcast can be accessed at pmt.pennymac.com, and a replay will be available shortly after its conclusion.

Individuals who are unable to access the website but would like to receive a copy of the materials should contact the Company’s Investor Relations department at 818.224.7028.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets. PMT is externally managed by PNMAC Capital Management, LLC, a wholly-owned subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI). Additional information about PennyMac Mortgage Investment Trust is available at pmt.pennymac.com.

Media	Investors

Kristyn Clark	Kevin Chamberlain

mediarelations@pennymac.com	Isaac Garden

805.225.8224	investorrelations@pennymac.com

818.224.7028

Forward-Looking Statements

Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: changes in interest rates; the Company’s ability to comply with various federal, state and local laws and regulations that govern its business; volatility in the Company’s industry, the debt or equity markets, the general economy or the real estate finance and real estate markets; events or circumstances which undermine confidence in the financial and housing markets or otherwise have a broad impact on financial and housing markets; changes in real estate values, housing prices and housing sales; changes in macroeconomic, consumer and real estate market conditions; the degree and nature of the Company’s competition; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in mortgage loans and mortgage-related assets that satisfy the Company’s investment objectives; the inherent difficulty in winning bids to acquire mortgage loans, and the Company’s success in doing so; the concentration of credit risks to which the Company is exposed; the Company’s dependence on its manager and servicer, potential conflicts of interest with such entities and their affiliates, and the performance of such entities; changes in personnel and lack of availability of qualified personnel at its manager, servicer or their affiliates; our ability to mitigate cybersecurity risks, cybersecurity incidents and technology disruptions; the availability, terms and deployment of short-term and long-term capital; the adequacy of the Company’s cash reserves and working capital; the Company’s ability to maintain the desired relationship between its financing and the interest rates and maturities of its assets; the timing and amount of cash flows, if any, from the Company’s investments; our substantial amount of indebtedness; the performance, financial condition and liquidity of borrowers; our exposure to risks of loss and disruptions in operations resulting from severe weather events, man-made or other natural conditions, including climate change and pandemics; the ability of the Company’s servicer, which also provides the Company with fulfillment services, to approve and monitor correspondent sellers and underwrite loans to investor standards; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of the Company’s customers and counterparties; the Company’s indemnification and repurchase obligations in connection with mortgage loans it purchases and later sells or securitizes; the quality and enforceability of the collateral documentation evidencing the Company’s ownership and rights in the assets in which it invests; increased rates of delinquency, defaults and forbearances and/or decreased recovery rates on the Company’s investments; the performance of mortgage loans underlying mortgage-backed securities in which the Company retains credit risk; the Company’s ability to foreclose on its investments in a timely manner or at all; increased prepayments of the mortgages and other loans underlying the Company’s mortgage-backed securities or relating to the Company’s mortgage servicing rights and other investments; the degree to which the Company’s hedging strategies may or may not protect it from interest rate volatility; the effect of the accuracy of or changes in the estimates the Company makes about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon the Company’s financial condition and results of operations; the Company’s ability to maintain appropriate internal control over financial reporting; the Company’s ability to detect misconduct and fraud; developments in the secondary markets for the Company’s mortgage loan products; legislative and regulatory changes that impact the mortgage loan industry or housing market; regulatory or other changes that impact government agencies or government-sponsored entities, or such changes that increase the cost of doing business with such agencies or entities; the Consumer Financial Protection Bureau and its issued and future rules and the enforcement thereof; changes in government support of homeownership; changes in government or government-sponsored home affordability programs; changes in the Company’s investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject it to additional risks; limitations imposed on the Company’s business and its ability to satisfy complex rules for it to qualify as a REIT for U.S. federal income tax purposes and qualify for an exclusion from the Investment Company Act of 1940 and the ability of certain of the Company’s subsidiaries to qualify as REITs or as taxable REIT subsidiaries for U.S. federal income tax purposes; changes in governmental regulations, accounting treatment, tax rates and similar matters; the Company’s ability to make distributions to its shareholders in the future; the Company’s failure to deal appropriately with issues that may give rise to reputational risk; and the Company’s organizational structure and certain requirements in its charter documents. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30, 2024	June 30, 2024	September 30, 2023

	(in thousands except share amounts)
ASSETS
Cash	$344,358	$130,734	$236,396
Short-term investments at fair value	102,787	336,296	150,059
Mortgage-backed securities at fair value	4,182,382	4,068,337	4,665,970
Loans acquired for sale at fair value	1,665,796	694,391	1,025,730
Loans at fair value	1,429,525	1,377,836	1,372,118
Derivative assets	81,844	90,753	29,750
Deposits securing credit risk transfer arrangements	1,135,447	1,163,268	1,237,294
Mortgage servicing rights at fair value	3,809,047	3,941,861	4,108,661
Servicing advances	71,124	98,989	93,614
Due from PennyMac Financial Services, Inc.	8,538	1	2,252
Other	224,806	178,484	301,492

Total assets	$13,055,654	$12,080,950	$13,223,336

LIABILITIES
Assets sold under agreements to repurchase	$5,748,461	$4,700,225	$6,020,716
Mortgage loan participation and sale agreements	28,790	13,582	23,991
Notes payable secured by credit risk transfer and mortgage servicing assets	2,830,108	2,933,845	2,825,591
Unsecured senior notes	814,915	813,838	599,754
Asset-backed financing of variable interest entities at fair value	1,334,797	1,288,180	1,279,059
Interest-only security payable at fair value	35,098	32,708	28,288
Derivative and credit risk transfer strip liabilities at fair value	16,151	18,892	140,494
Accounts payable and accrued liabilities	114,085	126,314	92,633
Due to PennyMac Financial Services, Inc.	32,603	29,413	27,613
Income taxes payable	155,544	170,901	202,967
Liability for losses under representations and warranties	8,315	13,183	33,152

Total liabilities	11,118,867	10,141,081	11,274,258

SHAREHOLDERS’ EQUITY
Preferred shares of beneficial interest	541,482	541,482	541,482
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 86,860,960, 86,860,960 and 86,760,408 common shares, respectively	869	869	868
Additional paid-in capital	1,924,596	1,923,780	1,923,130
Accumulated deficit	(530,160)	(526,262)	(516,402)

Total shareholders’ equity	1,936,787	1,939,869	1,949,078

Total liabilities and shareholders’ equity	$13,055,654	$12,080,950	$13,223,336

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Quarterly Periods Ended
	September 30, 2024	June 30, 2024	September 30, 2023

Investment Income
Net gains (losses) on investments and financings	$146,695	$(19,743)	$(109,544)
Net gains on loans acquired for sale	20,059	12,160	13,558
Loan origination fees	6,640	2,451	3,226
Net loan servicing fees:
From nonaffiliates
Servicing fees	166,617	164,942	170,561
Change in fair value of mortgage servicing rights	(184,918)	(50,556)	160,926
Hedging results	(67,220)	(18,365)	(50,689)

	(85,521)	96,021	280,798
From PennyMac Financial Services, Inc.	441	473	500

	(85,080)	96,494	281,298
Interest income	176,734	151,835	158,926
Interest expense	184,171	171,841	183,918

Net interest expense	(7,437)	(20,006)	(24,992)
Other	(13)	(158)	(117)

Net investment income	80,864	71,198	163,429

Expenses
Earned by PennyMac Financial Services, Inc.:
Loan servicing fees	22,240	20,264	20,257
Management fees	7,153	7,133	7,175
Loan fulfillment fees	11,492	4,427	5,531
Professional services	2,614	2,366	2,133
Compensation	1,326	1,369	1,961
Loan collection and liquidation	2,257	671	1,890
Safekeeping	1,174	961	467
Loan origination	1,408	533	710
Other	4,666	4,865	4,885

Total expenses	54,330	42,589	45,009

Income before (benefit from) provision for income taxes	26,534	28,609	118,420
(Benefit from) provision for income taxes	(14,873)	3,175	56,998

Net income	41,407	25,434	61,422
Dividends on preferred shares	10,455	10,454	10,455

Net income attributable to common shareholders	$30,952	$14,980	$50,967

Earnings per common share
Basic	$0.36	$0.17	$0.59
Diluted	$0.36	$0.17	$0.51
Weighted average shares outstanding
Basic	86,861	86,849	86,760
Diluted	86,861	86,849	111,088